Exhibit 99.1
For Immediate Release
American Axle & Manufacturing Reports
First Quarter 2007 Financial Results of $0.30 per share
Updates Full-year 2007 Earnings Guidance
Detroit, Michigan, April 27, 2007 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today reported sales and earnings for the first quarter of 2007.
First Quarter 2007 highlights
•	First quarter sales of $802.2 million

•	9% year-over-year decline in production volumes as compared to the first quarter of 2006

•	4% sequential increase in production volumes as compared to fourth quarter of 2006

•	Gross profit increased $21.3 million, or 34% to $84.8 million as compared to the prior year

•	Operating income more than doubled to $35.9 million as compared to the prior year

•	Net earnings were $15.4 million or $0.30 per share
AAM’s earnings in the first quarter of 2007 were $15.4 million or $0.30 per share. This compares to earnings of $8.6 million or $0.17 per share in the first quarter of 2006.
AAM’s earnings in the first quarter of 2007 reflect the impact of special charges and other non-recurring operating costs of $2.9 million, or $0.04 per share, primarily related to incremental attrition program activity. AAM’s earnings in the first quarter of 2006 included a favorable tax adjustment of $3.1 million, or $0.06 per share, related to the settlement of federal and state tax liabilities from prior years.
“In the first quarter of 2007, AAM benefited from structural cost reductions relating to the special attrition program and other restructuring actions we initiated in 2006, ” said AAM’s Co-Founder, Chairman of the Board & CEO Richard E. Dauch. “AAM is on track to deliver significant gains in profitability and cash flow in 2007, while at the same time reducing debt levels, improving our balance sheet strength and enhancing stockholder value.”
Net sales in the first quarter of 2007 were $802.2 million as compared to $834.8 million in the first quarter of 2006. Sales in the quarter reflect an approximate 2% decrease in customer production volumes for the major full-size truck and SUV programs AAM currently supports for GM and The Chrysler Group as compared to the prior year. AAM estimates that customer production volumes for its mid-sized truck and SUV programs were down 32% in the quarter on a year-over-year basis. Non-GM sales represented 20% of AAM’s total sales in the first quarter of 2007.
AAM’s content per vehicle increased by nearly 4% to $1,252 in the first quarter of 2007 as compared to $1,205 in the first quarter of 2006. This increase is due primarily to the impact of new AAM content appearing on GM’s all-new, award-winning full-size pickup trucks.
Gross margin in the first quarter of 2007 was 10.6% as compared to 7.6% in the first quarter of 2006. Operating income was $35.9 million or 4.5% of sales in the quarter as compared to $15.1 million or 1.8% of sales in the first quarter of 2006. AAM’s improved gross margin and operating income performance in the first quarter of 2007 reflects the impact of productivity gains, purchased material cost savings and structural cost reductions resulting from the special attrition program and other restructuring actions initiated in 2006.

AAM’s SG&A spending in the first quarter of 2007 was $48.9 million as compared to $48.4 million in the first quarter of 2006. AAM increased its R&D spending by 4%, to $20.1 million in the quarter as compared to $19.3 million in the first quarter of 2006.
AAM defines free cash flow to be net cash provided by (or used in) operating activities less capital expenditures and dividends paid. Net cash provided by operating activities in the first quarter of 2007 was $9.8 million as compared to $7.0 million in the first quarter of 2006. Capital spending was down $38.3 million in the first quarter of 2007 on a year-over-year basis to $42.5 million. Reflecting the impact of this activity and dividend payments of $7.8 million, AAM’s free cash flow use of $40.5 million in the first quarter of 2007 improved by over $40 million as compared to the first quarter of 2006.
2007 Outlook
AAM increased its full-year 2007 earnings guidance to a range of $1.30 — $1.55 per share. This updated outlook is based on the assumption that its customers’ production volumes for the major North American light truck programs AAM currently supports will be approximately 2% lower as compared to 2006. AAM’s 2007 earnings outlook also reflects its plans to incur an additional $25 million of additional special charges and other non-recurring operating costs related to incremental attrition program activity, the redeployment of machinery and equipment and other steps to rationalize underutilized production capacity.
Reflecting the impact of its updated 2007 earnings outlook, a reduction in AAM’s capital spending in 2007 to a range of $225 million to $230 million and the continuation of its quarterly cash dividend program, AAM also reconfirmed that it expects free positive cash flow to exceed $100 million in 2007.
“AAM’s plan to generate more than $100 million of free positive cash flow in 2007 will enhance our ability to invest in the continuing diversification of our product portfolio, customer base and global manufacturing footprint,” said AAM’s Co-Founder, Chairman of the Board & CEO Richard E. Dauch.
“With the addition of our new low-cost, high-quality regional manufacturing facilities in Changshu, China and Olawa, Poland, as well as the continuing development of new products supporting passenger car and crossover vehicle applications, AAM is well positioned for profitable growth and diversification in 2007 and beyond.”
A conference call to review AAM’s first quarter 2007 results is scheduled today at 10:00 a.m. EDT. Interested participants may listen to the live conference call by logging onto AAM’s investor web site at http://investor.aam.com or calling (877) 278-1452 from the United States or (706) 643-3736 from outside the United States. A replay will be available from 5:00 p.m. EDT on April 27, 2007 until 5:00 p.m. EDT May 4, 2007 by dialing (800) 642-1687 from the United States or (706) 645-9291 from outside the United States. When prompted, callers should enter conference reservation number 2819284.
Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data.
Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the Company’s business and operating performance. Management also uses this information for operational planning and decision-making purposes.
Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.

AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for light trucks, sport utility vehicles and passenger cars. In addition to locations in the United States (in Michigan, New York and Ohio), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, South Korea and the United Kingdom.
Certain statements contained in this press release are “forward-looking statements” and relate to the Company’s plans, projections, strategies or future performance. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including but not limited to: adverse changes in the economic conditions or political stability of our principal markets (particularly North America, Europe and South America); reduced demand of our customers’ products or volume reductions, particularly for light trucks and SUVs produced by GM and DaimlerChrysler’s heavy-duty Dodge Ram full-size pickup trucks, or the Dodge Ram program; work stoppages at GM or DaimlerChrysler or a key supplier to GM or DaimlerChrysler; our ability to achieve cost reductions through accelerated attrition programs; reduced purchases of our products by GM, DaimlerChrysler or other customers; our ability and our customers’ ability to successfully launch new product programs; our ability to respond to changes in technology or increased competition; supply shortages or price fluctuations in raw materials, utilities or other operating supplies; our ability to maintain satisfactory labor relations and avoid work stoppages; risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities; liabilities arising from legal proceedings to which we are or may become a party or claims against us or our products; availability of financing for working capital, capital expenditures, research and development or other general corporate purposes, including our ability to comply with financial covenants; adverse changes in laws, government regulations or market conditions affecting our products or our customers’ products (including the Corporate Average Fuel Economy regulations); our ability to attract and retain key associates; and other unanticipated events and conditions that may hinder our ability to compete. For additional discussion, see “Item 1A. Risk Factors” in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q. It is not possible to foresee or identify all such factors and we assume no obligation to update any forward-looking statements or to disclose any subsequent facts, events or circumstances that may affect their accuracy.
# # #
For more information:

Media relations contact:	Investor relations contact:
Renee B. Rogers	Christopher M. Son
Manager, Corporate Communications and Media Relations	Director, Investor Relations
(313) 758-4882	(313) 758-4814
renee.rogers@aam.com	chris.son@aam.com
Or visit the AAM website at www.aam.com

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended
	March 31,
	2007	2006
	(In millions, except per share data)
Net sales	$802.2	$834.8

Cost of goods sold	717.4	771.3

Gross profit	84.8	63.5

Selling, general and administrative expenses	48.9	48.4

Operating income	35.9	15.1

Net interest expense	(14.0)	(7.4)
Other income (expense), net	0.1	0.6

Income before income taxes	22.0	8.3

Income taxes	6.6	(0.3)

Net income	$15.4	$8.6

Diluted earnings per share	$0.30	$0.17

Diluted shares outstanding	52.1	51.1

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2007	2006
	(In millions)
ASSETS

Current assets
Cash and cash equivalents	$141.9	$13.5
Accounts receivable, net	422.1	327.6
Inventories, net	216.4	198.4
Prepaid expenses and other	79.7	69.2
Deferred income taxes	31.1	30.7

Total current assets	891.2	639.4

Property, plant and equipment, net	1,712.2	1,731.7
Deferred income taxes	41.0	35.7
Goodwill	147.8	147.8
Other assets and deferred charges	45.7	42.9

Total assets	$2,837.9	$2,597.5

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$378.3	$328.9
Other accrued expenses	184.7	212.4

Total current liabilities	563.0	541.3

Long-term debt	842.4	672.2
Deferred income taxes	8.9	6.8
Postretirement benefits and other long-term liabilities	603.2	563.5

Total liabilities	2,017.5	1,783.8

Stockholders’ equity	820.4	813.7

Total liabilities and stockholders’ equity	$2,837.9	$2,597.5

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended
	March 31,
	2007	2006
	(In millions)
Operating activities
Net income	$15.4	$8.6
Depreciation and amortization	56.4	49.4
Other	(62.0)	(51.0)

Net cash flow provided by (used in) operating activities	9.8	7.0

Purchases of property, plant & equipment	(42.5)	(80.8)

Net cash flow after purchases of property, plant & equipment	(32.7)	(73.8)

Net cash flow used in operations	(32.7)	(73.8)

Net increase in long-term debt	169.4	84.8
Debt issuance costs	(5.2)	—
Employee stock option exercises	4.4	0.1
Dividends paid	(7.8)	(7.7)

Net cash flow provided by financing activities	160.8	77.2

Effect of exchange rate changes on cash	0.3	—

Net increase in cash and cash equivalents	128.4	3.4

Cash and cash equivalents at beginning of period	13.5	3.7

Cash and cash equivalents at end of period	$141.9	$7.1

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Earnings before interest expense, income taxes and depreciation and amortization (EBITDA)(a)

	Three months ended
	March 31,
	2007	2006
	(In millions)
Net income	$15.4	$8.6
Interest expense	14.6	7.4
Income taxes	6.6	(0.3)
Depreciation and amortization	56.4	49.4

EBITDA	$93.0	$65.1

Net debt(b) to capital

	March 31,	December 31,
	2007	2006
	(In millions, except percentages)
Total debt	$842.4	$672.2
Less: cash and cash equivalents	141.9	13.5

Net debt at end of period	700.5	658.7

Stockholders’ equity	820.4	813.7

Total invested capital at end of period	$1,520.9	$1,472.4

Net debt to capital(c)	46.1%	44.7%

(a)	We believe that EBITDA is a meaningful measure of performance as it is commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA differently.

(b)	Net debt is equal to total debt less cash and cash equivalents.

(c)	Net debt to capital is equal to net debt divided by the sum of stockholders’ equity and net debt. We believe that net debt to capital is a meaningful measure of financial condition as it is commonly utilized by management, investors and creditors to assess relative capital structure risk. Other companies may calculate net debt to capital differently.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA (CONTINUED)
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Net Operating Cash Flow and Free Cash Flow(d)

	Three months ended
	March 31,
	2007	2006
	(In millions)
Net cash provided by operating activities	$9.8	$7.0
Less: purchases of property, plant & equipment	(42.5)	(80.8)

Net operating cash flow	(32.7)	(73.8)

Less: dividends paid	(7.8)	(7.7)

Free cash flow	$(40.5)	$(81.5)

After-Tax Return on Invested Capital (ROIC)(e)

					Trailing Twelve
	Quarter Ended				Months Ended
	June 30,	September 30,	December 31,	March 31,	March 31,
	2006	2006	2006	2007	2007
	(In millions, except percentages)
Net income	$20.4	$(62.9)	$(188.6)	$15.4	$(215.7)
After-tax net interest expense (f)	5.2	6.6	7.8	9.8	29.4

After-tax return	$25.6	$(56.3)	$(180.8)	$25.2	$(186.3)

Net debt at end of period					$700.5
Stockholders’ equity at end of period					820.4

Invested capital at end of period					1,520.9
Invested capital at beginning of period					1,570.0

Average invested capital(g)					$1,545.5

After-Tax ROIC(h)					-12.1%

(d)	We define net operating cash flow as net cash provided by operating activities less purchases of property and equipment. Free cash flow is defined as net operating cash flow less dividends paid. We believe net operating cash flow and free cash flow are meaningful measures as they are commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Net operating cash flow is also a key metric used in our calculation of incentive compensation. Other companies may calculate net operating cash flow and free cash flow differently.

(e)	We believe that ROIC is a meaningful overall measure of business performance because it reflects the company’s earnings performance relative to its investment level. ROIC is also a key metric used in our calculation of incentive compensation. Other companies may calculate ROIC differently.

(f)	After-tax net interest expense is equal to tax effecting net interest expense by the effective income tax rate (excluding one-time items) for each presented quarter.

(g)	Average invested capital is equal to the average of invested capital at the beginning of the year and end of the year.

(h)	After-tax ROIC is equal to after-tax return divided by average invested capital.